Exhibit 99.1

Skillsoft Appoints John Frederick as Chief Financial Officer

BOSTON — May 15, 2025 — Skillsoft (NYSE: SKIL) (“Skillsoft” or the “Company”), the platform that empowers organizations and learners to unlock their full potential, today announced it has appointed John Frederick, the Company’s Chief Transformation Officer (CTO), as Chief Financial Officer, effective immediately. Mr. Frederick succeeds Rich Walker, who is stepping down to pursue other opportunities. To facilitate a smooth transition, Mr. Walker will serve in an advisory capacity until July 4, 2025.

Mr. Frederick has over three decades of financial and operational leadership experience at growth-oriented companies. Since re-joining Skillsoft as CTO in August 2024, he has overseen the Company’s business planning, working closely with the leadership team to refine and begin the implementation of the Company’s strategy to drive growth, competitiveness, and efficiency. From 2018 through 2021, he served as Skillsoft’s Chief Administrative Officer, which included leading the finance team, and the CEO of SumTotal Systems, LLC, a Skillsoft business acquired by Cornerstone in 2022. Mr. Frederick previously served as CFO of Indigo Ag, Avid Technology, Inc., and Open Solutions, Inc., among other roles.

“John’s deep familiarity with Skillsoft, our market and our team, as well as his experience leading finance organizations, make him a natural choice to serve as our next CFO,” said Ron Hovsepian, Executive Chair and Chief Executive Officer. “John is a skilled operator who has a proven track record of leading transformations, instilling financial discipline, and driving profitable growth. He has been an important partner to the management team as we worked through the design and initial implementation phases of our transformation, and I am confident he will be a key player in helping us successfully execute our strategic plan. The Skillsoft team looks forward to continuing to work closely with John as we build on our recent progress, drive success for our customers and learners, and unlock further shareholder value.”

“I am excited to be named CFO at this important time in our strategic journey,” said Mr. Frederick. “We have made progress toward enhancing our operational execution to achieve improved profitability and positive free cash flow. I look forward to helping our team drive growth and enhance value while furthering our mission of unlocking human potential.”

Mr. Hovsepian added, “On behalf of the Board and management team, we thank Rich for his significant contributions and dedication to Skillsoft over the past four years. Rich has been a key member of the Skillsoft management team, and we wish him all the best in his future endeavors.”

Mr. Walker’s departure is not related to the Company’s financial or operating results or to any disagreement with the Company regarding its financial, operational, accounting, or reporting policies or practices.

About John Frederick

Mr. Frederick has more than 20 years of experience leading financial, operating, and administrative functions within private and public companies with revenues ranging from start-up to more than $2 billion. Prior to rejoining Skillsoft as CTO in August 2024, he served as Global Head of Carbon Commercial Operations and as Chief Financial Officer of Indigo Ag, where he helped scale the business through a considerable growth phase while reducing the core costs of the business. Earlier, he was Chief Operating and Financial Officer of SnagAJob.com, the largest platform for hourly work, connecting more than 100 million unique visitors annually with employment opportunities at 300,000 employer locations in the US and Canada. Earlier in his career, Mr. Frederick held senior finance and administrative roles in consumer product and technology companies, as well as a predecessor company to a Big Four public accounting firm.

About Skillsoft

Skillsoft (NYSE: SKIL) empowers organizations and learners to unlock their full potential by delivering personalized, interactive learning experiences and enterprise-ready solutions. Powered by AI and strengthened by a broad ecosystem of partners, the Skillsoft platform helps customers solve some of today’s most complex business challenges including bridging skill gaps, improving talent retention, driving digital transformation, and future-proofing the workforce. Skillsoft is the talent development partner of choice for thousands of organizations – including 60% of the Fortune 1000 – and serves a global community of more than 95 million learners. For more information, visit skillsoft.com.

Contacts

Investors
Ross Collins or Stephen Poe
SKIL@alpha-ir.com

Media
Cameron Martin
cameron.martin@skillsoft.com